Exhibit 4.11

Dated [●]

FOR

M/V “[●]”

between

[●][THE ENTITIES LISTED IN SCHEDULE 1]

and

UNITED MANAGEMENT CORP.

SERVICES AGREEMENT

0

INDEX

CLAUSE	PAGE

1	INTERPRETATION	2

2	SERVICES	2

3	FEES AND EXPENSES	3

4	LIABILITY AND INDEMNITY	3

5	DURATION OF THE AGREEMENT	4

6	NOTICES	4

7	APPLICABLE LAW AND JURISDICTION	4

8	MISCELLANEOUS	4

THIS SERVICES AGREEMENT for the [motor] vessel[s] “[●]” ([each] the “Vessel” [and together, the “Vessels”]) (this “Agreement”), dated as of [●], is entered into [between [●] (the “SPV”)][among the entities set forth on Schedule I attached hereto (collectively a “member of  the Group” or “SPVS” and each an “SPV”)], which SPV[S] [are owners, disponent owners/bareboat charterers/sub-bareboat charterers or buyers of the respective Vessels as set forth in Schedule I][is to become the registered owner of the Vessel] and United Management Corp., a corporation formed under the laws of the Republic of the Marshall Islands (the “Company”, together with the SPV, the “Parties” and each a “Party”).

WHEREAS:

(A)         The SPV[S] [are][is] affiliated to the Company.

(B)          The Company has the benefit of expertise in management services, including commercial management, corporate finance, and administration generally.

(C)          [Each][The] SPV has requested the Company, and the Company has agreed[, as at the Effective Date] to assist the SPV[S] in its dealings with third parties and to provide services to the SPV in connection with the management and administration of its business.

NOW THEREFORE THE PARTIES HEREBY AGREE:

1.            INTERPRETATION

1.1          In this Agreement unless the context otherwise requires:

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Greece and New York.

[“Effective Day” means [●].]

“Services” means the services described in Clause 2.1.

1.2          The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

1.3          All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

1.4          Unless the context otherwise requires, words in the singular include the plural and vice versa.

2             SERVICES

2.1         During the term hereof (as provided in Clause 5 of this Agreement), the Company shall provide the following services to [each][the] SPV:

(a)	the provision of acting as agent of the SPV for the Vessel’s commercial management services; and

(b)	the provision of such other services as the authorized representative of the SPV may request and the Company may agree to provide from time to time.

2.2        During the term hereof, the Company shall do use its reasonable commercial efforts to promote the business of the SPV in accordance with the directions of the authorized representative of the SPV and shall at all times use its reasonable commercial efforts to conform to and comply with the lawful directions, regulations and recommendation made by such authorised representative and in the absence of any specific directions, regulations and recommendations as aforesaid and subject to the terms and conditions of this Agreement shall provide general administrative and advisory services in connection with the management of the business of the SPV.

2.3         The Company in the performance of its responsibilities under this Agreement shall be entitled to have regard to its overall responsibilities in relation to the management of its clients (which include but shall not be restricted to the Company) and in particular, without prejudice to the generality of the foregoing, the Company shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Company in its absolute discretion considers to be fair and reasonable.

3	FEES AND EXPENSES

3.1         In consideration of the Company providing the Services to [each][the] SPV, [each][the] SPV shall pay the Company a commission fee of one point twenty five percent (1.25%) calculated on the collected gross hire/ freight/ demurrage payable when hire/ freight/ demurrage is collected from the SPV for each relevant Vessel (the “Commission Fee”) which may be increased to two percent (2%) in cases where the Company will appoint Fidelity Marine Inc., of the Republic of the Marshall Islands to act solely as the chartering broker to seek, negotiate and conclude chartering arrangements for the Vessel (the “Increased Commission Fee” and together with the Commission Fee, the “Fees”). The Commission Fee and the Increased Commission Fee, as applicable, shall be due and payable by the SPV upon the Company’s request.

3.2          The SPV will reimburse the Company for postage and communication expenses, travelling expenses and other expenses properly incurred by the Company in the provision of the Services.

4	LIABILITY AND INDEMNITY

4.1        Neither the SPV nor the Company shall be under any liability for any failure to perform any of its obligations hereunder by reason of any cause whatsoever of any nature or kind beyond its reasonable control (“Force Majeure”).

4.2          Subject to Clause 4.1, the Company shall be under no liability whatsoever to the SPV for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, and howsoever  arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful default of the Company, its employees, agents (in which case, with the exception of fraud or willful misconduct, the Company’s liability for each incident or series of incidents giving rise to a claim or claims under this Agreement shall never exceed a total of ten times the Fees earned up to the time the claim is brought for the relevant Vessel).

4.3         Except to the extent that the Company would be liable under Clause 4.2, the SPV hereby undertakes to keep the Company and its employees, agents indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Company, its employees, agents may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement unless the same is proven to have resulted solely from the negligence, gross negligence or willful default of the Company or its employees, or agents or sub-contractors employed by them.

4.4          No employee or agent of the Company shall in any circumstances whatsoever be under any liability of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 4.4, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Company or to which the Company is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Company acting as aforesaid, and all such persons shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce and to enjoy the benefit of this Clause 4.

5	DURATION OF THE AGREEMENT

5.1          The term of this Agreement shall commence [on the Effective Date] or on the date of the Vessel’s delivery to the Company [under the MOA dated [●]][, as applicable,] and shall continue until it is terminated by the Parties as provided in Clause 5.2.

5.2          The SPV or the Company may terminate this Agreement by providing to the other party five (5) Business Days prior written notice.

6	NOTICES

6.1          All notices, consents, and other communications hereunder or necessary to exercise any rights granted hereunder, shall be writing, either by hand, by prepaid registered mail or telefax.

7	APPLICABLE LAW AND JURISDICTION

7.1        This Agreement shall be governed by, and construed in accordance with, English law. Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The Arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. Each party to appoint one arbitrator and the two so appointed to appoint the third who shall act as chairman of the Tribunal. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding in both parties. The two arbitrators so appointed shall appoint the third arbitrator within fourteen days.

8	MISCELLANEOUS

8.1         This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended, waived, or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

8.2        This Agreement may be executed in one or more written counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument.

 IN WITNESS whereof the undersigned have executed this agreement as of the date first above written.

The Company

SIGNED by Stamatios Tsantanis
For and behalf of
UNITED MANAGEMENT CORP.

The SPV[S]

SIGNED by Stavros Gyftakis
For and on behalf of
[●]

[Schedule I]

Vessel Name	SPV/Member of the Group

[●]	[●]